Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500

Robert Fusco
Investor Relations (603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Third Quarter Same-Store Sales Surge 15.9 Percent

Third Quarter, Full Year Earnings Estimates Raised

NASHUA, NH, November 5, 2003 – Riding customer demand for a broad range of unique and proprietary products, specialty retailer Brookstone, Inc. (Nasdaq: BKST) today reported that same-store sales for the third quarter 2003 surged 15.9 percent over last year.

Total sales for the quarter ended November 1, 2003, climbed 17.2 percent, to $73.7 million, compared to $62.8 million for the comparable 13-week period last year. Direct Marketing sales increased 6.9 percent to $13.4 million on a 8.1 percent decrease in circulation.

Brookstone also announced that the Company’s strong performance would result in better-than-forecast earnings for the third quarter and the year.

For the first nine months of 2003, total sales increased 12.8 percent, to $215.1 million, compared to $190.7 million for the first nine months of 2002. Same-store sales for the first nine months of 2003 climbed 9.9 percent, while sales in the Direct Marketing segment rose 5.7 percent to $37.5 million, compared to $35.5 million for the first nine months of 2002.

Based on strong third-quarter sales, Brookstone is projecting a third quarter net loss of between $0.45 to $0.47 per diluted share, compared to a net loss in the third quarter of 2002 of $0.52 per diluted share. Previous Company guidance had estimated a loss of between $0.48 and $0.51 per diluted share.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss through the first three quarters and makes its profit in the fourth quarter.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony attributed the Company’s strong third quarter results to continued customer demand for Brookstone proprietary products, the vast majority of which are designed and engineered in-house. Additionally, Mr. Anthony cited strong performance among all Brookstone-related businesses.

“We are extremely pleased with our exceptional third quarter performance. Each month in the quarter enjoyed double digit increases. These stellar results are attributable to our enhanced product development capabilities, which are producing an increasingly relevant array of products that are clearly striking a chord with consumers. We are especially pleased to report that all of our business units turned in strong results for the quarter and are well-positioned for continued success throughout the remainder of the year.”

“We continue to reap success from our new store design, which we introduced earlier this year and are rolling out throughout 2003,” Mr. Anthony said. “In the third quarter, we opened 7 new stores and remodeled 7 stores, all in the new store design that continues to generate increased sales. To date, we have opened 13 new stores and remodeled 12 stores. For the year, we plan to open 18-20 new stores, with 5-7 more debuting in the fourth quarter.”

“We are also pleased to see the results of our catalog strategy, in which we target our mailing of the Brookstone catalog to customers who, based on research, are likely to use the catalog as a call to action to visit a Brookstone store and make a destination purchase. Tests throughout the year have been successful, and we look forward to this catalog strategy contributing to enhanced Direct Marketing and retail store sales and profitability throughout the fourth quarter.”

Mr. Anthony continued: “Our sales increase was broadly based as a result of new product introductions across all categories. In addition, because many additional new products are just hitting the market, we remain optimistic about our performance in the important fourth quarter.”

Mr. Anthony concluded: “Based on the strong performance of the first three quarters, we are raising our earnings forecast for Fiscal 2003 for the second time this year. We are now projecting full year earnings of between $1.14 and $1.17 per diluted share, up from our previous guidance of between $1.10 and $1.13 per diluted share, as compared to the $0.93 per diluted share Brookstone earned in 2002.”

Brookstone, Inc. is a specialty retailer that operates 267 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.Brookstone.com and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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